Exhibit (h)(7)

AMENDED and RESTATED

MARKETING AGREEMENT

AGREEMENT BETWEEN DIVIDEND CAPITAL SECURITIES LLC

AND DIVIDEND CAPITAL INVESTMENTS LLC

June 25, 2007

MARKETING AGREEMENT

THIS AMENDED AND RESTATED AGREEMENT, dated as of June 25, 2007, is between Dividend Capital Investments LLC, a Delaware limited liability company (“DCI”) and Dividend Capital Securities LLC (“DCS”).

WHEREAS, a Marketing Agreement (the “Agreement”) between DCI and DCS was made effective on February 23, 2005;

WHEREAS, the First Amendment to the Agreement, effective June 1, 2006, amended the fees paid in connection with Dividend Capital Realty Income Allocation Fund;

WHEREAS, this Amended and Restated Agreement replaces in their entirety the Agreement and the First Amendment;

WHEREAS, DCI is a registered investment adviser under the Investment Advisers Act of 1940, as amended;

WHEREAS, DCS is a broker-dealer, registered as such with the Securities and Exchange Commission;

WHEREAS, DCI wishes to retain DCS to provide certain marketing services in the manner and on the terms and conditions hereinafter set forth; and

WHEREAS, DCS desires to be retained to perform such services on said terms and conditions.

NOW, THEREFORE, the parties hereto agree as follows:

1.	MARKETING SERVICES

DCS shall market certain registered investment companies for which DCI serves as the investment adviser (the “DCI Funds”). DCS will provide ongoing services and sales support on behalf of the DCI Funds. Such services may include, but may not be limited to, regional wholesaling, internal wholesaling, direct marketing, and coordination of co-managers and syndicate schedules and meetings; providing updated information about the DCI Funds such as current news and earnings reports; assistance with creation of the DCI Fund’s annual report to shareholders; production of marketing and advertising materials; and answering inquires and questions from investors and broker dealers about the DCI Funds.

2.	COMPENSATION

DCI shall compensate DCS in accordance with Schedule A, attached to this Amended and Restated Agreement, as may be amended by the parties from time to time.

DCS will be responsible for all direct and indirect costs and expenses relating to the marketing of the DCI Funds, excluding offering and organizational costs borne by the DCI Funds directly. DCS will be responsible for all commissions paid to DCS sales professionals in connection with any marketing services relating to the DCI Funds.

DCI shall be solely responsible for the payment of compensation to DCS under this Agreement. In no event shall DCS look to, or make any claim against, the DCI Funds or any of the DCI Funds’ assets for payment for such services.

3.	MISCELLANEOUS

In no event is this agreement intended to make DCS an underwriter of the DCI Funds. This Agreement may not be assigned by either party without consent. DCS will not delegate any of the services contemplated by this Agreement to any third party without DCI’s consent.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

Dividend Capital Investments LLC		Dividend Capital Securities LLC

By:	/s/ Jeffrey Taylor	By:	/s/ Charles Murray
Name:	Jeffrey Taylor	Name:	Charles Murray
Title:	VP, Chief Operating Officer	Title:	President

Schedule A

1.	COMPENSATION FOR OPEN-END FUNDS

Unless specifically agreed to otherwise, DCI shall compensate DCS a fee equal to 30% of the aggregate amount of investment management revenues earned by DCI in the previous calendar month from the DCI Funds marketed by DCS.

2.	COMPENSATION FOR CLOSED-END FUNDS

a.	DIVIDEND CAPITAL REALTY INCOME ALLOCATION FUND

Dividend Capital Realty Income Allocation Fund (“DCA”) is a registered closed-end management investment company, whose common shares of beneficial interest (the “Common Shares”) are registered under the Securities Act of 1933, as amended.

DCI shall compensate DCS a fee equal to 30% of the aggregate amount of investment management revenues earned by DCI from DCA for the period from February 23, 2005 through May 31, 2006

DCI shall compensate DCS a fee equal to 30% of the aggregate amount of investment management revenues earned by DCI from DCA for the period from June 1, 2006 through December 31, 2006.

Notwithstanding anything to the contrary, the total amount of the fee payable by DCI hereunder, will not exceed 2.25% of the total price to the public (the “Maximum DCS DCA Fee”) of DCA’s Common Shares (as set forth in the Underwriting Agreement dated February 23, 2005, by and among the DCA, DCI and each of the Underwriters named therein) offered by the prospectus dated February 23, 2005.

b.	DIVIDEND CAPITAL STRATEGIC GLOBAL REALTY FUND

Dividend Capital Strategic Global Realty Fund (“DCW”) is a registered closed-end management investment company, whose common shares of beneficial interest (the “Common Shares”) are registered under the Securities Act of 1933, as amended.

DCI shall compensate DCS based on the schedule below. The fee will be based on total capital raised for DCW. For example, if the capital raised were $400M, the fee would be $600,000 ($400M x 0.15%). If the capital raised were $600M, the fee would be $1,020,000 ($600M x 0.17%).

Capital Raised	Fee
$0 - $500M	0.15%
$500M - $750M	0.17%
$700M+	0.18%

Additionally, DCI shall compensate DCS a marketing service fee equal to 0.025% of the aggregate amount of investment revenues earned by DCI in the previous calendar month for twelve months following the DCW closing. This marketing service fee is payable monthly in arrears.

Notwithstanding anything to the contrary, the total amount of the fee payable by DCI hereunder, will not exceed 2.25% of the total price to the public (the “Maximum DCS DWA Fee”) of DCW’s Common Shares (as set forth in the Underwriting Agreement dated June 25, 2007, by and among the DCW, DCI and each of the Underwriters named therein) offered by the prospectus dated June 25, 2007.